Exhibit 10.159

LEAK OUT AGREEMENT

This Leak Out Agreement (the “Leak-Out Agreement”) is dated as of August 19, 2024 and is by and between La Rosa Holdings Corp., a Nevada corporation, whose address is 1420 Celebration Boulevard, 2nd Floor, Celebration, Florida 34747 (the “Company”), and Sonia Fuentes-Blanco, whose address is PO Box 79478, Carolina, PR 00984 (the “Holder”). Each of the Company and the Holder is a “party” to this Agreement, and together, they are the “parties” hereto.

Reference is hereby made to that certain Membership Interest Purchase Agreement between the Company, BF Prime LLC, and the Holder dated as of August 19, 2024 (the “Purchase Agreement”). The Holder is to receive a number of shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), pursuant to the Purchase Agreement. The Holder agrees hereby to sell the Common Stock received pursuant to the Purchase Agreement only as permitted hereby during the Leak Period (defined below). Any other sales shall be a material breach of this Agreement.

The Holder agrees with the Company that the leak out period (the “Leak-Out Period”). shall start on the date that is the 181st day after the date of the closing (the “Closing Date”) of the acquisition per the Purchase Agreement, which should be the date when the Company issues to the Holder the shares of its Common Stock pursuant to the Purchase Agreement(the “Start Date”) and shall end at 5:00 p.m., Eastern Time, on the date that is 366 days following the Start Date (“End Date”). So, for a hypothetical example, if the Closing Date was January 1, 2024, the Start Date of the Leak Out Period would have been June 30, 2024 and the End Date of the Leak Out Period would have been July 1, 2025. During the Leak Out Period, the Holder shall be entitled to sell, dispose, transfer, assign, pledge or hypothecate or enter into any such transaction to such effect, directly or indirectly, including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions (each, a “Disposition”) an amount of shares of Common Stock equal to one twelfth (1/12th) of the total amount of the shares of Company Common Stock that Holder has received pursuant to the Purchase Agreement per calendar month. (So, for example, if the Holder received 120 shares of Common Stock pursuant to the Purchase Agreement, the Holder could, during the Leak Out Period, sell up to 10 shares of Common Stock per calendar month). After the End Date, the Holder would not have any restriction on the number of shares that may be subject to Disposition.

The Holder understands and agrees that that the Common Stock received pursuant to the Purchase Agreement are “restricted securities” under applicable federal securities laws and that the Securities Act of 1933, as amended (“Securities Act”), and the rules of the U.S. Securities and Exchange Commission provide in substance that the Holder may dispose of the Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, and the undersigned understands that the Company has no obligation or intention to register any of the shares of Common Stock obtained under the Purchase Agreement or the offering or sale thereof, or to take action so as to permit offers or sales pursuant to the Securities Act or an exemption from registration thereunder (including pursuant to Rule 144 thereunder).

Sonia Fuentes-Blanco - Leak Out Agreement

The Company agrees to give to the Company’s transfer agent or counsel any and all instructions intended to facilitate Dispositions under this Leak-Out Agreement.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Leak-Out Agreement must be in writing and sent by certified mail, return receipt requested or via overnight courier (such as UPS or FEDEX) to the party whose address is set forth in the first paragraph hereof.

This Leak-Out Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, letters, emails, agreements (written or oral) and understandings relating to the subject matter hereof and are fully binding on the parties hereto.

This Leak-Out Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Leak-Out Agreement may be executed and accepted by facsimile or PDF signature and any such signature shall be of the same force and effect as an original signature.

The terms of this Leak-Out Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective heirs, estates, personal representatives, successors and assigns.

This Leak-Out Agreement may not be amended or modified except in writing signed by each of the parties hereto.

This Leak-Out Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Florida.

Any claim, suit, or proceeding arising, in whole or in part, out of, in relation to, or in connection with this Leak-Out Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability, performance, expiry, termination, or breach of this Leak-Out Agreement, whether based on contract, tort, or otherwise, shall be subject to the exclusive jurisdiction of the state or federal courts in the County of Osceola, Florida. In connection with any such dispute, controversy or claim, the parties, unconditionally and irrevocably (i) submit to the jurisdiction of the state and federal courts located in the County of Osceola, Florida; (ii) waive any and all objection that they may now or hereafter have based on venue and/or forum non conveniens in any suit brought in any state or federal court located in the County of Osceola, Florida; and (iii) waive any right to a jury trial for any dispute, controversy, or claim arising out of, in relation to, or in connection with this Leak-Out Agreement.

[SIGNATURES APPEAR ON THE NEXT PAGE.]

Sonia Fuentes-Blanco - Leak Out Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties to this Agreement as of the date first above written.

La Rosa Holdings Corp.

By:	/s/ Joseph La Rosa
Name:	Joseph La Rosa
Title:	Chief Executive Officer

HOLDER:

/s/ Sonia Fuentes-Blanco
Name:	Sonia Fuentes-Blanco

Sonia Fuentes-Blanco - Leak Out Agreement